Exhibit 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Introduction
As disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, on January 28, 2013 PPG Industries, Inc. (“PPG”) completed the separation of its commodity chemicals business and merger of the subsidiary holding the commodity chemicals business with a subsidiary of Georgia Gulf Corporation. The combined company formed by uniting Georgia Gulf with PPG's former commodity chemicals business is named Axiall Corporation (“Axiall”). PPG holds no ownership interest in Axiall. PPG concluded that the accounting requirements for reporting the results of operations and cash flows of its former commodity chemicals business as discontinued operations were met when its separation and merger was completed. As such, PPG has recast its previously filed Consolidated Financial Statements and accompanying footnotes to exclude the results of the commodity chemicals business from both continuing operations and segment results for the years ended December 31, 2012, 2011 and 2010.
Exhibit 99.1 to this Form 8-K provides a recast Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Exhibit 99.2 provides recast Consolidated Financial Statements and accompanying footnotes, each of which has been recast to reflect the results of the commodity chemicals business as discontinued operations. Exhibit 23 provides the consent of Deloitte & Touche LLP.
The information included in this Form 8-K should be read in conjunction with PPG's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013.
Separation of PPG's commodity chemicals business and merger of that business with Georgia Gulf Corporation and agreement to acquire the North American architectural coatings business of Akzo Nobel N.V.
Recently PPG took two major steps in its strategic transformation into a more focused coatings and specialty materials company.
On January 28, 2013, PPG completed the separation of its commodity chemicals business and the merger of the subsidiary holding the PPG commodity chemicals business with a subsidiary of the Georgia Gulf Corporation ("Georgia Gulf"). The combined company formed by uniting Georgia Gulf with PPG's former commodity chemicals business is named Axiall Corporation. PPG holds no ownership interest in Axiall Corporation. Refer to Note 25, "Separation and Merger Transaction" in Exhibit 99.2 of this Form 8-K for financial information relating to this transaction.
In addition, in December 2012 PPG entered into an agreement to acquire the North American architectural coatings business of Akzo Nobel N.V. in a deal valued at $1.05 billion. The acquisition, which is currently expected to close in the first half of 2013, includes the acquisition of a number of leading brands and approximately 600 paint stores in the United States, Canada and the Caribbean. With regard to this pending acquisition, the statutory waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on February 1, 2013.  Canadian competition clearance and Investment Canada Act approval remain pending.
Performance in 2012 compared with 2011
Performance Overview
Net sales in 2012 totaled $13,512 million compared to $13,153 million in 2011, an increase of 3%. Higher selling prices increased sales 3%, higher volumes increased sales 1% and acquisitions contributed 2% to sales. These increases were partially offset by 3% from negative foreign currency impact. Sales volumes varied significantly by region, with volume growth in North America of nearly 6% and modest growth in emerging regions. European volumes declined 4% versus the prior year period with every coatings business except aerospace experiencing sluggish end-use market conditions. Improved selling prices were achieved in each of the three coatings segments and Optical and Specialty Materials. In our coatings segments, higher selling prices were in response to persistent raw material and other cost inflation. The unfavorable currency impact was primarily driven by the U.S. dollar strengthening against the Euro and Latin American currencies.
Increased demand was driven by stronger industrial production activity, which aided many of our businesses. The global industrial recovery varied by region and end use market in 2012. North American growth was led by strength in the automotive OEM, aerospace and architectural coatings businesses. Automotive OEM coatings volumes were up year over year outpacing growth in industry demand. Aerospace coatings end-use market growth has remained strong. U.S. architectural coatings growth has been supported by improvement in construction spending, as U.S. residential construction improved throughout the year following several anemic years. Mild weather early in 2012 also aided U.S. architectural coatings volumes. Sluggish end-use market conditions in Europe were largely offset by incremental sales from acquired businesses in the region. Growth rates in Asia in 2012 were reduced by the low level of marine original-equipment new ship builds; however, aiding growth in Asia was strength in China auto production and the packaging business as well as the absence of the Thailand floods, which particularly impacted optical products in late 2011. Higher selling prices in every coatings reportable segment and the Optical and Specialty Materials segment in 2012 were somewhat offset by pricing declines in the Glass reportable segment. In our coatings segments, prices were increased in response to persistent raw material cost inflation. The Glass segment's pricing was down, reflecting weaker global fiber glass demand.
Cost of sales, exclusive of depreciation and amortization, increased by $40 million in 2012 to $7,905 million compared to $7,865 million for 2011. The increase was due to the cost of sales of acquired businesses, the cost of sales associated with the sales volume growth and the negative impact of inflation. These increases were largely offset by the impact of currency translation and lower manufacturing costs. Cost of sales as a percentage of sales for 2012 was 58.5% down from 59.8% in

2011. The pricing for the Company’s input costs varied.
Selling, general and administrative expenses increased by $78 million in 2012 to $3,200 million as compared to 2011. The increase was due to increases from acquisitions, overhead inflation and higher costs to support the sales volume growth offset partially by the reduction in costs due to the impact of currency translation and the benefit of our restructuring actions. These expenses remained flat as a percent of sales at 23.7% in both 2012 and 2011, reflecting the benefits of our continuing effort to aggressively manage our costs even as our sales volume increases.
The business restructuring charge of $208 million in 2012 represents the costs associated with a restructuring plan focused on further reducing PPG’s global cost structure. The actions included in the restructuring plan delivered pretax cost savings in the second half of 2012 of approximately $50 million and an additional savings of $80 million expected in 2013. The savings are expected to grow to an annual run rate of about $140 million following completion of these actions in 2013.
Other charges increased to $224 million in 2012 as compared to $63 million in 2011, due largely to the $159 million environmental remediation charge recorded in the first quarter of 2012 related primarily to costs at a former chromium manufacturing plant and associated sites in Jersey City, New Jersey.
Other earnings decreased to $139 million in 2012 as compared to $152 million in 2011. This decrease was primarily due to $27 million of lower equity earnings, primarily from our Asian fiber glass joint ventures, reflecting demand decline in the consumer electronics market.
The effective tax rate on pretax earnings was approximately 21% in 2012 and 2011. The effective tax rate for the year ended December 31, 2012 includes tax benefits of $60 million or approximately 38% on the $159 million charge for environmental remediation costs, $45 million or approximately 21% on the $208 million business restructuring charge, $2 million or approximately 29% for expenses of $6 million stemming from the acquisition of Dyrup A/S in Europe and Colpisa in Latin America, and $2 million or 38% on certain business acquisition related costs of $5 million. The 2011 rate includes a benefit of $12 million resulting from a favorable tax audit settlement. The effective tax rate on the remaining pretax earnings was 23% in 2012 and 22% in 2011.
Diluted earnings-per-share for 2012 were $6.06, comprised of net income from continuing operations of $4.69 per diluted share, and net income from discontinued operations of $1.37 per diluted share. Excluding the charges related to business restructuring and environmental remediation, and acquisition-related costs, adjusted diluted earnings-per share from continuing operations was $6.44 per diluted share. The 2011 diluted earnings-per-share of $6.87 was comprised of net income from continuing operations of $5.40 per diluted share and net income from discontinued operations of $1.47 per diluted share. The increase in diluted earnings-per-share from continuing operations resulted primarily from higher adjusted income before income taxes and a reduction in the shares outstanding as a result of share repurchases in the second half of 2011 and first quarter of 2012. Average shares used to calculate earnings per share – assuming dilution were 155.1 million in 2012 and 159.3 million in 2011.
Regulation G Reconciliation - Results from Operations
PPG Industries believes investors’ understanding of the Company’s operating performance is enhanced by the disclosure of income before income taxes, net income and earnings per diluted share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on an ongoing basis. Income before income taxes, net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered a substitute for income before income taxes, net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted income before income taxes, adjusted net income and adjusted earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.
Income before income taxes is reconciled to adjusted income before income taxes below:

Year-ended December 31, 2012	Income Before Income Taxes
(Millions, except per share amounts)
Income before income taxes	$1,057
Income before income taxes includes:
Pretax charges related to business restructuring	208
Pretax charges related to environmental remediation	159
Pretax charges related to acquisition-related costs	5
Pretax charges related to the acquisition of Dyrup and Colpisa	6
Adjusted income before income taxes	$1,435
Net income from continuing operations (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) are reconciled to adjusted net income from continuing operations (attributable to PPG) and adjusted earnings per share – assuming dilution below:

Year-ended December 31, 2012	Net Income
(Millions, except per share amounts)	$	EPS
Net income from continuing operations (attributable to PPG)	$726	$4.69
Net income from continuing operations (attributable to PPG) includes:
Charges related to business restructuring	163	1.06
Charges related to environmental remediation	99	0.64
Charges related to acquisition-related costs	3	0.02
Charges related to the acquisition of Dyrup and Colpisa	4	0.03
Adjusted net income from continuing operations (attributable to PPG)	$995	$6.44

Results of Reportable Business Segments

	Net sales		Segment income
(Millions)	2012	2011	2012	2011
Performance Coatings	$4,752	$4,626	$744	$673
Industrial Coatings	4,379	4,158	590	438
Architectural Coatings –EMEA	2,147	2,104	145	123
Optical and Specialty Materials	1,202	1,204	348	326
Glass	1,032	1,061	63	97

For Performance Coatings, 2012 sales were $4.8 billion, $126 million, or 3%, higher than 2011. The sales increase was comprised of 4% due to price, partially offset by a 2% decline due to the impact of foreign currency translation. Sales from acquired businesses contributed 1% to growth. Higher pricing was achieved by all the businesses in the segment reflecting continuing efforts to offset significant inflationary impacts over the past two years. Year-over-year segment sales volumes were nearly flat in 2012 with aerospace and architectural coatings business volume growth being offset by automotive refinish and protective and marine coatings business volume declines. Sales volume in the aerospace business continued to benefit from excellent end-use market growth despite increasingly difficult prior year comparable periods. U.S. architectural coatings were aided by early signs of a construction market recovery in the U.S. and mild weather early in 2012, offset by the absence of elevated sales in the prior year from the introduction of a new product in the national account channel. Volumes declined in the automotive refinish coatings business, particularly in Europe, and in the protective and marine coatings business as lower marine new build volume was somewhat offset by higher volume in protective coatings. Segment earnings grew to $744 million, a $71 million, or 11%, improvement over prior year. Earnings improved as lower costs, relating to benefits from PPG's restructuring and other cost management actions, coupled with the effect from the higher sales were partly offset by inflation, higher selling costs and the negative impact of foreign currency.
Looking ahead to the first quarter 2013, aerospace sales growth is expected to continue, despite more difficult comparison periods due to consecutive years of good industry growth. Challenging marine new-build conditions remain, and favorable weather conditions during the first quarter 2012 present a difficult comparable period for U.S. architectural coatings. Lastly, the segment is expected to benefit from incremental savings from the previously announced restructuring program and currency-translation impacts are expected to be minimal given current exchange rates.
The Industrial Coatings segment’s sales increased to $4.4 billion, up 5% from the prior year. The sales increase was comprised of 3% due to price and 4% due to volume offset by a 3% decrease due to currency translation. Sales from acquisitions contributed 1% to the increase. The segment sales volume growth of 4% was driven by automotive OEM coatings growth especially in North America, due in part to the recovery from the 2011 Japanese tsunami as well as continued strength in China, offset by European economic weakness. The current year volume gains by our automotive OEM coatings business outpaced industry growth. Industrial and packaging coatings volumes were mixed by region. Europe was weaker in both businesses. U.S. industrial coatings improved while emerging region demand varied by end-use with markets aligned with construction activity being down in Asia and Argentina being impacted by import restrictions. The consumer electronics market in Asia was slower, but packaging volumes in Asia improved. Emerging region sales were supplemented by sales from acquired businesses and the reorganization of our joint venture in India. Segment earnings of $590 million increased $152 million as the impact of higher pricing, sales volume growth and manufacturing cost savings overcame the adverse impact of inflation and higher overhead costs incurred to support growth. Restructuring related cost savings also aided earnings in 2012.
Looking ahead to the first quarter 2013, higher year-over-year general industrial activity is expected globally, aided by modest anticipated improvement in Asia. Global automotive OEM vehicle production is expected to be flat versus robust 2012 results, reflecting less global inventory build and a more severe negative impact from lower European auto builds. However, PPG share gains are expected to continue in this business. Ongoing PPG cost-management actions are expected to continue, including incremental benefits from the 2012 restructuring program. Lastly, currency translation impact is expected to be muted based on current exchange rates.
Architectural Coatings – EMEA segment sales were $2,147 million in 2012, up $43 million, or 2%, versus 2011. The acquisition of Dyrup in January 2012 contributed 8% sales growth; however, sales were negatively impacted by 7% due to the impact of foreign currency translation. Pricing increased sales mid-single digit percents which was substantially offset by volume declines due to market weakness throughout the region. Segment earnings increased $22 million, to $145 million, due to lower costs stemming from aggressive ongoing cost management and supplemented by the cost benefits from PPG's restructuring actions and higher pricing.  These earnings improvements were reduced by the impact of lower sales volumes and cost inflation.  In addition, negative currency translation impact of $13 million was largely offset by the absence of a $9 million charge in the prior year related to a customer bankruptcy.
Looking ahead, we expect overall market conditions to remain challenging in the region as we begin 2013. Implementation of previously announced restructuring actions continues, with expanded benefits expected in the first quarter and full year 2013. Currency translation impacts, which have been a significant headwind for the segment, are expected to be minimal in the first quarter.
Optical and Specialty Materials segment 2012 sales were $1.2 billion, essentially flat with sales in 2011. A 3% unfavorable impact of foreign currency translation was offset by a 1% price increase and 2% volume growth. Optical products achieved sales volume growth with the majority due to higher Transitions® lens market penetration. Volumes were also aided by the absence of the prior year negative impacts from extensive Thailand flooding that disrupted optical customers and supply chains in the fourth quarter 2011. Silicas volumes were down modestly year over year. Segment earnings grew by 7% to $348 million as earnings improved in both businesses. The increase in earnings is primarily due to higher sales volumes, overhead and manufacturing cost improvements, including restructuring cost savings, and higher pricing. Earnings were reduced by the negative impact of foreign currency translation and inflation.
Looking ahead, the absence of a segment sales recovery stemming from the 2011 Thailand flooding is expected to be somewhat offset in the first quarter 2013 with the favorable impact from the new Generation VII Transitions product introduction. Modest silica demand growth is expected to continue. Currency impacts are expected to be negligible based on current exchange rates.
As previously disclosed, PPG is currently in discussions with Essilor relating to the future of PPG’s and Essilor’s joint venture, Transitions Optical. PPG cannot predict the outcome of the discussions with Essilor with respect to the future of Transitions Optical; however, PPG believes that possible outcomes may include (1) a modification of the current joint venture structure, (2) a sale of all or a portion of PPG's interests in Transitions Optical to Essilor, or (3) a sale of all or a portion of Essilor's interests in Transitions Optical to PPG. PPG cannot predict the timing of its discussions with Essilor but expects that these discussions are likely to continue over the next several months.
Glass segment 2012 sales were $1.0 billion, down $29 million, or 3%. The sales decrease was comprised of 3% due to price and 1% due to currency, offset by higher sales volumes of 1%. Improved flat glass volumes as a result of increased demand in the commercial and solar markets were substantially offset by lower fiber glass volume. Fiber glass volumes have declined due to weak demand in Europe versus a strong prior year comparable period. Lower pricing in both businesses and the negative impact of currency translation drove the sales decline. Segment earnings declined to $63 million compared to $97 million a year ago. Lower pricing, cost inflation, as well as lower equity earnings, primarily related to our fiber glass joint venture selling to the consumer electronics industry, contributed to the earnings decline. These factors were only partially offset with improved flat glass volumes and improved manufacturing cost performance in fiber glass.
Looking ahead to the first quarter 2013, fiber glass volumes are expected to remain consistent with lower 2012 results. Recent positive flat glass volume trends are expected to continue. Equity earnings are expected to remain at lower levels, compared with stronger comparable levels in the beginning of 2012. Both businesses remain focused on cost management.
Outlook
During 2012, overall activity levels varied greatly among the major global economies, with similar variations in activity level experienced by the major coatings end-use markets. Because of these variations, overall aggregate PPG global volume grew modestly for the year.
For PPG, North American demand was the most stable, with growth occurring across most end-use markets. Overall industrial growth continued, aided by declining natural gas costs and further expansion in industries such as aerospace, where growth continued. Also, further strengthening occurred throughout the year in automotive OEM production, as the industry continues to recover, but activity still remains below pre-recession production levels. Regional growth was also supported by a long-awaited improvement in construction spending, as U.S. residential construction improved throughout the year following several anemic years. Moderating growth in the region was continued uncertainty relating to the long-term fiscal direction of the federal and state governments. Despite these limitations and persistently high U.S. unemployment rates, the region delivered solid growth during the year, and remains the region with the most promising growth prospects for PPG heading into 2013.
During 2012, the European economy continued to underperform versus most other major economies as elevated regional concerns continued regarding government budget deficits and refinancing of government debt loads. Anxiety rose in the middle of year due to several political elections and associated concerns over the implementation of austerity programs to address fiscal deficits. Export growth from the region, which had been one of the few positive economic factors, began to erode reflecting a slowdown in emerging regions' growth rates, and placing further economic restraint on the Eurozone. Year-over-year activity levels in the region remained negative throughout the year, and demonstrated no meaningful signs of improvement as 2012 came to conclusion.
In the aggregate, emerging region economies continued to expand during 2012, but at a much lower level than recent history and with considerable variation by individual country, and also by industry within countries. PPG's largest emerging region exposure remains Asia, where annual sales are approaching $3.0 billion. Approximately 40% of the company's Asian sales are in China, which now represents PPG's third largest individual country in terms of sales. Activity in China, and more broadly Asia, moderated in 2012, with solid growth realized in certain industrial markets including increased automotive production. These advances were partly offset by considerable declines in other markets due, in large part, to decreased global demand in such markets as consumer electronics and marine new-build, as the majority of the global production in these markets occurs in Asia. Demand in the Latin American economies was also erratic reflecting, in part, heavy annual inflation rates the past few years and lower demand for commodities. PPG's Latin American volumes fell reflecting the weaker regional performance and certain company specific actions to reduce our operations in certain markets and countries based on lower profitability expectations.
As a proactive response to the mixed global end-use market conditions and particularly the lower European demand, PPG initiated a restructuring program in early 2012 to reduce its cost structure. The earnings charge associated with the program, which was focused on our European operations, was just over $200 million, including about $160 million in cash costs. Resultant program savings of $140 million annually are expected, including approximately $50 million achieved during 2012. The remainder of the savings are anticipated to be achieved in 2013.
Since mid-2010, commodity and oil prices have experienced inflation due to tight supply stemming from manufacturing capacity remaining idled or removed from service during the recession and improving demand for commodities. PPG typically experiences fluctuating prices for energy and raw materials used in many of our businesses. Factors which impact our input prices are supply/demand imbalances, global industrial activity levels and changes in supplier feedstock costs and inventories. PPG input prices inflated further in the first half of 2012, and then, in the second half of the year, moderated modestly from the year's peak levels. Our current forecast for the early portion of 2013 is for overall coatings raw material prices to be flat with year-end 2012, but results will be mixed based on the respective commodity. Given the volatility in supply/demand, energy cost and the currency environment, it is not feasible to project full-year 2013 raw material pricing.
Changes in natural gas pricing have a significant impact on the financial performance of our Glass segment. Our 2012 U.S. natural gas costs averaged approximately $3.00 per mmbtu for the year, while our 2011 costs averaged about $4.65 per unit. Each one-dollar change in our unit cost of natural gas per million British Thermal Units had a direct impact of approximately $10 million to $20 million on our annual operating costs from continuing operations. The separation of PPG's commodity chemical business in January 2013 greatly reduced PPG's natural gas exposure, reducing the impact of each one-dollar change in input cost by about $50 million to $60 million in annual costs. Despite the reduced annual requirement, we will continue to use a variety of techniques to manage these costs, which include reducing consumption through improved manufacturing processes, switching to alternative fuels and hedging.
In an effort to offset the adverse impact of cost inflation on earnings during 2011 and 2012, higher coatings selling prices were implemented. In 2012, the higher selling prices reflected efforts to counteract 2012 inflation, as well as absorb 2011 inflation which was not fully offset by higher pricing in that year. In 2013, additional, targeted pricing is expected to be implemented in our businesses which remain impacted by the cost inflation. Selling prices in Glass declined modestly during 2012.
Pension and postretirement benefit costs were $233 million in 2012. These costs exclude about $25 million associated with the Commodity Chemicals segment. In 2013, pension and other postretirement benefit costs are expected to decline roughly $15 million due to strong pension asset performance in 2012. During 2012, PPG's cash contributions to pension plans totaled $81 million, following cash contributions of $121 and $340 million, in 2011 and 2010, respectively. These cash contributions include $1 million, $8 million and $38 million related to the former commodity chemicals business and which are included in "Cash from operating activities - Discontinued Operations."We anticipate 2013 contributions will be in the range of $75 million to $100 million.
We expect our ongoing tax rate in 2013 to be in the range of 23.5% to 24.5%. Because of the differences in country tax rates, a shift in the geographic mix of earnings will impact our overall ongoing tax rate.
The Company generated cash from continuing operations during 2012 of about $1.7 billion, a record level of performance for the company. The Company entered 2013 with about $2.4 billion in cash and short-term investments, which is an historically high level for the Company. During 2012, PPG completed the acquisitions of Dyrup, Colpisa and Spraylat, with the annual sales of these businesses approximating $400 million. PPG also announced the acquisition of Akzo Nobel's North American Architectural Coatings business in December 2012, which is expected to close in the first half of 2013. Over the past three years, the Company has repurchased about 19 million shares of stock at a cost of $1.5 billion, and the Company ended the year with approximately 8 million shares available for repurchase under the current authorization from the Board of Directors. We anticipate making additional acquisitions and share repurchases in 2013, as we target earnings accretive deployment of our strong cash position.
Entering 2013, the disparity of economic activity by region is anticipated to continue. Of the major regions, growth prospects remain in North America, bolstered by further anticipated recovery in construction activity and continued strength in various industrial markets, including automotive production and increased investment related to the energy and chemical industries. However, concerns over fiscal uncertainty and unemployment temper these prospects somewhat. The 2013 growth rate in emerging regions is expected to remain mixed, but improve somewhat based on increases in local consumption, less inventory destocking associated with lower exports, and government stimulus actions. Economic activity in the Eurozone is expected to remain subdued with very few end-use markets expected to deliver growth, with downside risk from regional economic conditions continuing.
PPG intends to remain proactive in managing our businesses to address these varied market conditions and economic uncertainty by maintaining strict operating cost management policies, which coupled with the anticipated restructuring savings, are expected to temper the impact of any negative market conditions on our business margins.
Accounting Standards Adopted in 2012
Note 1, “Summary of Significant Accounting Policies,” in Exhibit 99.2 of this Form 8-K describes the Company’s recently adopted accounting pronouncements.
Accounting Standards to be Adopted in Future Years
Note 1, “Summary of Significant Accounting Policies,” in Exhibit 99.2 of this Form 8-K describes accounting pronouncements that have been promulgated prior to December 31, 2012 but are not effective until a future date.
Performance in 2011 compared with 2010
 Performance Overview
Net sales in 2011 totaled $13,153 million compared to $11,989 million in 2010, an increase of 10%. Higher volumes contributed just over 2% and higher selling prices increased sales by 4%. The remainder of the sales increase was due to the impact of foreign currency translation and acquisitions. The higher sales volumes were achieved in all major geographic regions, while four reportable segments had increased volume levels and the other segment had level year-over-year volumes.
Increased demand was driven by stronger global industrial production activity, which aided many of our businesses. The global industrial recovery continued in 2011 with solid growth in emerging regions and North America and with modest improvement in Europe despite a slight decline in volume in the second half of 2011 due to reduced end-use market demand for fiber glass and automotive refinish based on softness in the region. Growth rates in Asia in 2011 were reduced by the shrinking level of marine original-equipment new ship builds. Growth was impacted early in the year due to the effects of the Japanese earthquake and tsunami and was also tempered late in the year by the negative sales impact stemming from the Thailand floods, particularly in optical products. Activity in construction markets in the developed regions of the world remained at low levels and has not demonstrated any consistent improvement. Our volume growth for 2011 versus the prior year growth which benefited from increasing demand as the global industrial economy began to recover from the recession. Also, volumes were flat in the fourth quarter of 2011 as customers curtailed their inventory and were cautious with their order patterns, reflecting economic uncertainty. The improved selling prices in 2011 were achieved in every reporting segment, led by each of the three coatings segments. In our coatings segments, prices were raised in response to persistent raw material cost inflation. The higher coatings selling prices significantly, but did not fully, offset the impact of raw material inflation rates that began to flatten in the fourth quarter. The favorable currency impact was primarily driven by strengthening European, Asian and Latin American currencies against the U.S. dollar compared to 2010, despite a decline in the value of the Euro in the second half of 2011.
Cost of sales, exclusive of depreciation and amortization, increased by $761 million in 2011 to $7,865 million compared to $7,104 million in 2010. About 60% of the increase was driven by inflation, particularly increases in raw material costs, primarily in our coatings businesses. Manufacturing costs were again positive in 2011. Additionally, about 20% of the increase in cost of sales was due to sales growth from volume and acquisitions. The effect of foreign currency accounts for about 30% of the increase in cost of sales for the year. Cost of sales as a percentage of sales was 59.8% in 2011 compared to 59.3% in 2010. This improvement reflects a combination of slightly higher margins on the sales volume growth in 2011 due to improved product mix and the benefit of selling price increases, net of the impact of inflation on cost of sales. For the coatings businesses, higher pricing significantly offset inflation, as raw material costs escalated throughout 2011. However, the coatings businesses did not fully offset raw material cost inflation with higher pricing in 2011, and additional pricing actions are underway in 2012 in several businesses to further counter inflation absorbed in 2011.
Selling, general and administrative expenses increased by $235 million to $3,122 million in 2011 compared to $2,887 million in 2010. The effects of foreign currency, inflation, and growth in costs to support the increased sales volumes and acquisitions were approximately equal. Selling, general and administrative costs as a percentage of sales were 23.7% in 2011, down from 24.1% in 2010 reflecting the benefit of our continuing effort to aggressively manage our cost growth as our sales volume increases.
Interest expense increased $21 million to $210 million in 2011 from $189 million in 2010. This increase was driven by the Company’s $1 billion debt issuance in November of 2010 partially offset by an early repayment of $400 million in term loans in June 2011. Interest income increased $8 million to $42 million in 2011 from $34 million in 2010 due to higher average short term investment balances in 2011 compared to 2010.
Other charges decreased $11 million to $63 million in 2011 from $74 million in 2010 due principally to the absence of a $6 million antitrust litigation settlement charge which occurred in 2010 and lower environmental remediation expense in 2011 of $5 million.
The effective tax rate on pretax earnings in 2011 was approximately 21% compared to approximately 31% in 2010. The 2011 rate includes a benefit of $12 million resulting from a favorable tax audit settlement. The effective rate was 22% on the remaining pretax earnings in 2011.
The 2010 tax rate includes expense of $73 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset needed to be reduced because the healthcare legislation enacted in March 2010 included a provision that reduced the amount of retiree medical costs that will be deductible after December 31, 2012. The 2010 rate also included a $5 million benefit as a result of enacted changes in statutory tax rates outside the U.S. The effective rate was 25% on the remaining pretax earnings in 2010.
Net income (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) for 2011 and 2010 are summarized below:

(Millions, except per share amounts)
Year ended December 31, 2011	Net Income
	$	EPS
Income from continuing operations (attributable to PPG)	$858	$5.40
Discontinued operations, net of tax (attributable to PPG)	237	$1.47
Net income (attributable to PPG)	$1,095	$6.87

Year ended December 31, 2010	Net Income
	$	EPS
Income from continuing operations (attributable to PPG)	$658	$3.96
Discontinued operations, net of tax (attributable to PPG)	111	0.67
Net income (attributable to PPG)	$769	$4.63
Income from continuing operations (attributable to PPG) includes:
Charge related to change in U.S. tax law	$73	$0.44
Average shares used to calculate earnings per share – assuming dilution were 157.3 million in 2011 and 164.5 million in 2010. The reduction is the result of share buyback activity in 2011.
Results of Reportable Business Segments

	Net sales		Segment income
(Millions)	2011	2010	2011	2010
Performance Coatings	$4,626	$4,281	$673	$661
Industrial Coatings	4,158	3,708	438	378
Architectural Coatings –EMEA	2,104	1,874	123	113
Optical and Specialty Materials	1,204	1,141	326	307
Glass	1,061	985	97	74
Performance Coatings sales increased $345 million, or 8%,

to $4,626 million in 2011. The sales increase was comprised of 5% due to price and 3% due to currency. Volumes for the segment were slightly favorable as volume increases in automotive refinish and aerospace were offset by low-single digit percentage volume declines in the protective and marine coatings and the architectural-Americas and Asia Pacific coatings businesses. Aerospace volumes continued to grow reflecting robust industry demand and PPG share gains. Automotive refinish volume increased, but growth was impacted by customer inventory management at year-end and weaker European activity levels in the second half of the year. Marine coatings volumes were down reflecting the decline in ship build activity and reduced global shipping during the last quarter of 2011. Improved protective coatings volumes in most regions, reflecting higher energy and infrastructure demand, partly offset the sales decline in marine. U.S. architectural coatings volumes were relatively flat. This included the severely negative volume trends in the U.S. early in 2011 due to weather conditions. Architectural volumes in the emerging regions declined low single digit percentages, including the negative impacts from lower demand near the end of 2011. Segment income in 2011 increased $12 million to $673 million. The impacts of improved volumes in automotive refinish and aerospace, manufacturing cost reductions and favorable currency impacts more than offset the negative impact of inflation net of price to result in the earnings improvement in 2011 compared to 2010. Pricing improved in all businesses reflecting our continuing efforts to address persistent input cost inflation.
Industrial Coatings sales increased $450 million, or 12% compared to 2010, to $4,158 million. The sales increase was comprised of 5% due to volume, 4% due to price and 3% due to currency. Segment income improved 16% versus 2010 to $438 million in 2011. This increase was primarily due to increased volumes, lower manufacturing costs and currency, partially offset by the negative impact of inflation net of increases in selling prices and growth-driven increases in overhead costs. Segment volume grew by 5% on solid global industrial demand, with positive results in all three business units. Growth rates were robust in Asia as a result of continued growth in the region for all three businesses. The automotive OEM business delivered strong single-digit percentage growth reflecting high growth rates due to the automotive industry recovery with continued growth in North America, Asia Pacific and Latin America, and low growth in Europe where volumes were positive for the full year but weakened in the second half of the year. Global volumes in the industrial and packaging businesses were also favorable with Asia Pacific the strongest region delivering the majority of the growth, with somewhat lower or even declining volumes in Europe and North America due, in part, to late year customer destocking.
Architectural Coatings - EMEA sales increased $230 million, or 12%, to $2,104 million in 2011. The sales increase was comprised of 5% due to the positive impact of foreign currency translation, a 1% increase from acquired business and the remainder from an increase in selling prices and volume gains. Segment earnings were up $10 million compared to the prior year. Positive year-over-year earnings resulted from the earnings impact of volume growth and currency translation. Earnings in 2011 were reduced by a $9 million charge related to a U.K.-based retail do-it-yourself customer who filed for bankruptcy during the second quarter of 2011 and the adverse impact of inflation net of price increases.
Optical and Specialty Materials sales for 2011 increased $63 million, or 6%, compared to 2010, to $1,204 million due to a 2% increase in volumes, pricing and the favorable impact of currency. Earnings grew by 6% to $326 million. Both optical products and silicas achieved sales growth coming from higher volumes, pricing and the impact of currency. The silicas business’ volumes benefited from the higher automotive OEM production resulting in increased demand for our products sold into the tire and battery markets. Segment results were tempered by the negative impact from the serious flooding in Thailand that disrupted optical customers and supply chains. The flooding also impacted production of PPG’s optical materials, resulting in a declaration of force majeure during the fourth quarter. Segment earnings increased due to the factors increasing sales, which exceeded the impact of inflation, higher manufacturing costs and volume driven growth in overhead cost.
Glass sales increased $76 million, or 8%, compared to 2010 to $1,061 million in 2011. Sales increased 4% due to pricing, 2% due to volume growth with the remainder attributable to favorable foreign currency impacts. Solid fiber glass pricing gains drove the sales growth, together with improved flat glass volumes. Fiber glass volumes were also up over 2010, but were lower in the fourth quarter of 2011 due to lower European demand. Segment earnings grew to $97 million, compared to $74 million a year ago. Higher sales prices and volumes were the primary drivers of the earnings improvement. The earnings results were tempered somewhat by raw material cost inflation, higher fiber glass maintenance costs and higher overhead costs.
See Note 24, “Reportable Business Segment Information,” in Exhibit 99.2 of this Form 8-K for further information related to the Company’s operating segments and reportable business segments.
Commitments and Contingent Liabilities, including Environmental Matters
PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. See Item 3, “Legal Proceedings” and Note 15, “Commitments and Contingent Liabilities,” of Exhibit 99.2 of this Form 8-K for a description of certain of these lawsuits, including a description of the proposed asbestos settlement.
As discussed in Item 3 and Note 15, although the result of any future litigation of such lawsuits and claims is inherently unpredictable, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG, including asbestos-related claims in the event the proposed asbestos settlement described in Note 15 does not become effective, will not have a material effect on PPG’s consolidated financial position or liquidity; however, any such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized.
It is PPG’s policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are generally not discounted. In management’s opinion, the Company operates in an environmentally sound manner and the outcome of the Company’s environmental contingencies will not have a material effect on PPG’s financial position or liquidity; however, any such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized. Management anticipates that the resolution of the Company’s environmental contingencies will occur over an extended period of time.
 As of December 31, 2012 and 2011, PPG had reserves for environmental contingencies totaling $332 million and $226 million, respectively, of which $101 million and $59 million, respectively, were classified as current liabilities. Pretax charges against income for environmental remediation costs in 2012, 2011 and 2010 totaled $166 million, $9 million and $12 million, respectively, and are included in “Other charges” in the accompanying consolidated statement of income. "Income from discontinued operations, net of tax" in 2012, 2011 and 2010 included pretax charges for environmental environmental contingencies of $1 million, $7 million and $9 million, respectively. Cash outlays related to environmental remediation retained by PPG aggregated $62 million, $48 million, and $28 million in 2012, 2011 and 2010, respectively. Cash outlays related to environmental remediation in the former commodity chemicals business aggregated $4 million, $11 million, and $6 million in 2012, 2011 and 2010, respectively. The impact of foreign currency increased the liability by $2 million in 2012 and decreased the liability by $3 million in 2011. As a result of the allocation of the purchase price of acquisitions to assets acquired and liabilities assumed, the liability for environmental contingencies was increased by $3 million during 2012.
 In addition to the amounts currently reserved for environmental remediation, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $100 million to $275 million. This range is less than the comparable amount reported at the end of 2011 as a result of the additional environmental remediation charge recorded in the first quarter 2012. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. This range of reasonably possible unreserved loss relates to environmental matters at a number of sites including each of the following; i) additional costs at New Jersey Chrome, which represents about one third of this potential range, ii) a number of other sites, including legacy glass and chemical manufacturing sites and iii) the Calcasieu River Estuary and two operating plant sites in the Company's former commodity chemicals business. The loss contingencies related to these sites include significant unresolved issues such as the nature and extent of contamination at these sites and the methods that may have to be employed to remediate them.
The Company continues to analyze, assess and remediate the environmental issues associated with New Jersey Chrome. In connection with the preparation of a final draft soil remedial action work plan and cost estimate that was initially required to be submitted to the NJDEP in May 2012 but now will be submitted in 2013, the Company compiled updated information about the sites that was used to develop a new estimate of the cost to remediate these sites which resulted in a charge against earnings of $145 million in the first quarter of 2012. A charge of

$165 million for the estimated costs of remediating these sites was recorded in the third quarter of 2006. Information will continue to be generated from the ongoing groundwater remedial investigation activities related to New Jersey Chrome and will be incorporated into a final draft remedial action work plan for groundwater expected to be submitted to NJDEP in the second quarter of 2014. There are currently no amounts reserved for groundwater remediation. These charges for estimated environmental remediation costs in 2006 and 2012 were significantly higher than PPG’s historical range. Excluding 2006 and 2012, pre-tax charges against income for environmental remediation have ranged between $10 million and $35 million per year for the past 16 years. Charges in 2013 are expected to again be within this historical range.

Impact of Inflation
Coatings raw materials both organic, primarily petroleum based, and inorganic materials, including titanium dioxide, generally comprise 70-to-80% of coatings cost of goods sold in most coatings formulations and represent PPG’s single largest production cost component. PPG input prices inflated further in the first half of 2012, and then, in the second half of the year, moderated modestly from the year's peak levels. In 2012, PPG experienced a reduction in the price of natural gas, its primary energy cost, and experienced low single digit percentage inflation in coatings raw material prices.
In 2011, PPG experienced a reduction in the price of natural gas, its primary energy cost, but experienced a significant rise in coatings raw material prices. In 2011, overall coatings raw material costs inflated by approximately10-to-12% for the Company. The largest inflation impacts were from titanium dioxide pigments and certain propylene-based resins. This impact was not entirely offset by higher selling prices in our Performance Coatings and Architectural Coatings – EMEA reportable segments. There was also a coverage gap in our Industrial Coatings reportable segment even with this segment using product reformulations to attempt to counter this impact. Our Glass reportable segment was able to more than fully offset the impact of inflation with price increases, while inflation was not significant for our Optical and Specialty Materials reportable segment.
In 2010, PPG experienced a reduction in its primary energy costs but a steady increase in its coatings raw material costs, most notably in the second half of the year. This was driven by higher global demand as a result of the gradual recovery in the global economy and tightness of supply as suppliers have not increased their capacities. This impact was offset by higher selling prices in our Performance Coatings and Architectural Coatings – EMEA reportable segments and partially offset in our Industrial Coatings reportable segment. Industrial Coatings partially addressed the remaining impact of raw material inflation with further cost reductions in 2010. The impact of inflation net of price was positive in the Optical and Specialty Materials reportable segment and negative in the Glass reportable segment.
Our current forecast for the early portion of 2013 is for overall coatings raw material prices to be flat with year-end 2012, but results will vary by commodity. Given the volatility in supply/demand, energy costs and the currency environment, it is not feasible to project full-year 2013 raw material pricing. The Company is continuing its aggressive sourcing initiatives to support its continuous efforts to find the lowest raw material costs. These initiatives include reformulation of our products using both petroleum-derived and bio-based materials as part of a product renewal strategy, qualifying multiple and local sources of supply, including suppliers from Asia and other lower cost regions of the world, and strategic initiatives with multiple global suppliers to secure and enhance PPG’s supply of titanium dioxide and other materials. We expect these efforts, combined with increases in our selling prices, will offset the negative impact of inflation on our coatings businesses in 2013 and recover margin lost from inflation absorbed over the last three years. The separation of PPG's commodity chemical business in January 2013 greatly reduced PPG's natural gas exposure, with each one-dollar change in unit cost per million BTUs now accounting for about $10 million to $20 million, instead of $60 million to $70 million, in annual costs, and removed PPG's direct exposure with respect to the volatility of ethylene prices. Despite the reduced annual requirement, we will continue to use a variety of techniques to manage our natural gas costs, which include reducing consumption through improved manufacturing processes, switching to alternative fuels and hedging.

Liquidity and Capital Resources
During the past three years, we had sufficient financial resources to meet our operating requirements, to fund our capital spending, share repurchases and pension plans and to pay increasing dividends to our shareholders.
Cash from operating activities - Continuing operations was $1,576 million, $1,176 million, and $1,158 million in 2012, 2011, and 2010, respectively. Cash from operations in 2012 compared to 2011 was aided by cash received from a decrease in working capital of $167 million. Higher earnings increased cash from operations in 2011 compared to 2010, but the increase was reduced by cash used to fund an increase in working capital of $193 million driven by our sales growth in 2011.
Operating Working Capital is a subset of total working capital and represents (1) trade receivables-net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (“FIFO”) basis, less (3) trade creditors’ liabilities. See Note 3, “Working Capital Detail” in Exhibit 99.2 of this Form 8-K for further information related to the components of the Company’s Operating Working Capital. We believe Operating Working Capital represents the key components of working capital under the operating control of our businesses. Operating Working Capital at December 31, 2012 and 2011 was $2.9 billion and $2.7 billion, respectively. A key metric we use to measure our working capital management is Operating Working Capital as a percentage of sales (fourth quarter sales annualized).

(Millions, except percentages)	2012		2011
Trade Receivables, net	$2,568		$2,512
Inventories, FIFO	1,930		1,839
Trade Creditor's Liabilities	1,620		1,612
Operating Working Capital	$2,878	(a)	$2,739	(a)
Operating Working Capital as % of Sales	19.7%		19.5%
(a) Inclusive of amounts related to PPG's Commodity Chemicals business that was separated in January 2013. Excluding the Commodity Chemicals business, operating working capital was $2,634 or 20.3 percent at December 31, 2012 and $2,547 or 20.4 percent at December 31, 2011.

Operating working capital at December 31, 2012 increased $139 million compared with the prior year end level; however, excluding the impact of currency and acquisitions and the operating working capital of the commodity chemicals business, the change was a decrease of $74 million during the year ended December 31, 2012. This decrease was the net result of decreases in all components of operating working capital. Trade receivables from customers, net, as a percentage of fourth quarter sales, annualized, for 2012 was 17.6%, down slightly from 17.9% for 2011. Days sales outstanding was 61 days in 2012, a one day improvement from 2011. Inventories on a FIFO basis as a percentage of fourth quarter sales, annualized, for 2012 was 13.2% up slightly from 13.1% in 2011. Inventory turnover was 4.8 times in 2012 and 5.0 times in 2011.
Total capital spending, including acquisitions, was $485 million, $357 million and $298 million in 2012, 2011, and 2010, respectively. Spending related to modernization and productivity improvements, expansion of existing businesses and environmental control projects was $363 million, $326 million and $267 million in 2012, 2011, and 2010, respectively, and is expected to be in the range of $350-$450 million during 2013. Capital spending, excluding acquisitions, as a percentage of sales was 2.7%, 2.5% and 2.2% in 2012, 2011 and 2010, respectively. Capital spending related to business acquisitions amounted to $122 million, $31 million, and $31 million in 2012, 2011 and 2010, respectively. A primary focus for the Corporation in 2013 will continue to be prudent cash deployment focused on profitable earnings growth including pursuing opportunities for additional strategic acquisitions.
In January 2013, PPG received $900 million in cash proceeds in connection with the closing of the separation of its commodity chemicals business and subsequent merger of the subsidiary holding the PPG commodity chemicals business with a subsidiary of Georgia Gulf. Refer to Note 25, “Separation and Merger Transaction” for financial information regarding the separation of the commodity chemicals business.
In December 2012, the Company reached a definitive agreement to acquire the North American architectural coatings business of Akzo Nobel, N.V., Amsterdam, in a deal valued at $1.05 billion. The transaction has been approved by the boards of directors of both companies and is expected to close in the first half of 2013, subject to regulatory approvals.
In December 2012, the Company acquired Spraylat Corp., a privately-owned industrial coatings company based in Pelham, N.Y. In January 2012, the Company completed the previously announced acquisitions of Colpisa, a Colombian producer of automotive OEM and refinish coatings, and Dyrup, a European architectural coatings company. The total cost of 2012 acquisitions, including assumed debt, was $288 million.
Dividends paid to shareholders totaled $358 million, $355 million and $360 million in 2012, 2011 and 2010, respectively. PPG has paid uninterrupted annual dividends since 1899, and 2012 marked the 41st consecutive year of increased annual dividend payments to shareholders.
We did not have a mandatory contribution to our U.S. defined benefit pension plans in 2012 and we did not make a voluntary contribution to these plans. In 2011 and 2010, we made voluntary contributions to our U.S. defined benefit pension plans of $43 million in 2011 and $214 million in 2010 and excluding $7 million and $36 million, respectively, of contributions related to our former commodity chemicals business which are included in "Cash from operating activities - Discontinued operations." Contributions were made to our non-U.S. defined benefit pension plans of $80 million in 2012, $70 million in 2011 and approximately $83 million in 2010, some of which were required by local funding requirements. These non-U.S. contributions exclude $1 million in 2012 and 2011 and $2 million in 2010 related to the former commodity chemicals business and are included in Cash from operating activities - Discontinued operations. We expect to make mandatory contributions to our non-U.S. plans in 2013 in the range of approximately $75 million to $100 million.
The Company’s share repurchase activity in 2012, 2011 and 2010 was 1 million shares at a cost of $92 million, 10.2 million shares at a cost of $858 million and 8.1 million shares at a cost of $586 million, respectively. No PPG stock was purchased in the last nine months of 2012 during the completion of the separation of its commodity chemicals business and subsequent merger of the subsidiary holding the PPG commodity chemicals business with a subsidiary of Georgia Gulf. The Company reinitiated our share repurchase activity in the first quarter of 2013. We anticipate spending between $500 million and $750 million for share repurchases during 2013. We can repurchase nearly 8 million shares under the current authorization from the Board of Directors.
In September 2012, PPG entered into a five-year credit agreement (the "Credit Agreement") with several banks and financial institutions as further discussed in Note 8, "Debt and Bank Credit Agreements and Leases". The Credit Agreement provides for a $1.2 billion unsecured revolving credit facility. In connection with entering into this Credit Agreement, the Company terminated its $1.2 billion credit facility that was scheduled to expire in August 2013. There was no outstanding amount due under the revolving facility at the time of its termination. The Company has the ability to increase the size of the Credit Agreement by up to an additional $300 million, subject to the receipt of lender commitments and other conditions. The Credit Agreement will terminate and all amounts outstanding thereunder will be due and payable on September 12, 2017.
On July 31, 2012, PPG completed a public offering of $400 million in aggregate principal amount of its 2.70% Notes due 2022 (the "2022 Notes”). The 2022 Notes were offered by the Company pursuant to its existing shelf registration statement. The proceeds of this offering of $397 million, net of discount and issuance costs, are expected to be used to repay a portion of the $600 million of 5.75% notes due in March 2013 (the "2013 Notes”). The discount and issuance costs related to the 2022 Notes, which totaled $3 million, will be amortized to interest expense over the life of the 2022 Notes.
In April 2012, the Company reclassified the $600 million of the 2013 Notes to "Short-term debt and current portion of long-term debt" in the accompanying consolidated balance sheet as these notes are due to be repaid in March 2013. Also during the year-ended December 31, 2012, the Company assumed $120 million of debt in the Dyrup acquisition; repaid $119 million of that debt, and repaid the $71 million of 6.875% notes upon their maturity.
In June 2011, the Company repaid a $400 million three year unsecured term loan, which had a scheduled maturity date of June 2012. There was no prepayment penalty. This $400 million three year unsecured loan was entered into in June 2009 with a variable interest rate based on a spread over the LIBOR. This term loan was repaid using a portion of the proceeds from the $1 billion debt we issued in November 2010.
On November 12, 2010, PPG completed a public offering of $250 million in aggregate principal amount of its 1.900% Notes due 2016, $500 million in aggregate principal amount of its 3.600% Notes due 2020 and $250 million in aggregate principal amount of its 5.500% Notes due 2040. These notes were offered by the Company pursuant to its existing shelf registration statement. The proceeds of this offering were $983 million (net of discount and issuance costs). We used the proceeds to repay $400 million in term debt and to contribute to employee pension plans and we intend to use the remainder of the proceeds to fund certain asbestos claims and for other general corporate purposes of the Company.
The ratio of total debt, including capital leases, to total debt and equity was 50% at December 31, 2012 down from 53% in 2011.
The Company has $3,476 million and $2,920 million of undistributed earnings of non-U.S. subsidiaries as of December 31, 2012 and December 31, 2011, respectively. These amounts relate to approximately 300 subsidiaries in more than 70 taxable jurisdictions. No deferred U.S. income taxes have been provided on these earnings as they are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. We estimate that of these amounts, $2,865 million as of December 31, 2012 and $2,454 million as of December 31, 2011 of the Company's undistributed earnings, could be repatriated at little to no U.S. tax cost due in part to the benefit of U.S. foreign tax credits that would be available if these earnings were repatriated. The repatriation of undistributed earnings of non-U.S. subsidiaries of approximately $611 million as of December 31, 2012 and $466 million as of December 31, 2011 would have resulted in a U.S. tax cost of approximately $110 million and $85 million, respectively.
We continue to believe that our cash and short term investments on hand, cash from operations and the Company’s available debt capacity will continue to be sufficient to fund our operating activities, capital spending, including acquisitions, dividend payments, debt service, amounts due under the proposed asbestos settlement, share repurchases, contributions to pension plans, and PPG’s significant contractual obligations.

These significant contractual obligations, along with amounts due under the proposed asbestos settlement are presented in the following table.

		Obligations Due In:
(Millions)	Total	2013	2014- 2015	2016- 2017	Thereafter
Contractual Obligations
Long-term debt	$3,939	$600	$409	$472	$2,458
Short-term debt	39	39	—	—	—
Capital lease obligations	32	3	5	5	19
Operating leases	665	160	230	141	134
Interest payments(1)	1,604	173	322	269	840
Pension contributions(2)	77	77	—	—	—
Unconditional purchase commitments	348	149	116	29	54
Total	$6,704	$1,201	$1,082	$916	$3,505

Asbestos Settlement(3)
Aggregate cash payments	$825	$479	$5	$67	$274
PPG stock and other	204	204	—	—	—
Total	$1,029	$683	$5	$67	$274

(1)
Includes interest on all outstanding debt. Interest for variable-rate debt instruments is based on effective rates at December 31, 2012. Interest for fixed-rate debt instruments have been adjusted for the impact of interest rate swaps using the effective rate at December 31, 2012.

(2)	Includes the estimated pension contribution for 2013 only, as PPG is unable to estimate the pension contributions beyond 2013.

(3)
We have recorded an obligation equal to the net present value of the aggregate cash payments, along with the PPG stock and other assets to be contributed to a trust under the proposed asbestos settlement. However, PPG has no obligation to pay any amounts under this settlement until the Funding Effective Date, as more fully discussed in Note 15, “Commitments and Contingent Liabilities,” in Exhibit 99.2 of this Form 8-K.

The unconditional purchase commitments are principally take-or-pay obligations related to the purchase of certain materials, including industrial gases, natural gas, coal and electricity, consistent with customary industry practice. These amounts also include PPG’s commitment to purchase electricity and steam from our RS Cogen joint venture discussed in Note 5, “Investments,” in Exhibit 99.2 of this Form 8-K.
PPG's interest in RS Cogen including the commitment to purchase electricity of $234 million, future minimum operating lease payments of $32 million, as well as $67 million of other unconditional purchase obligations listed in the contractual obligations table above were transferred in the separation of its commodity chemicals business and subsequent merger of the subsidiary holding the PPG commodity chemicals business with a subsidiary of Georgia Gulf completed on January 28, 2013.
See Note 8, “Debt and Bank Credit Agreements and Leases,” in Exhibit 99.2 of this Form 8-K for details regarding the use and availability of committed and uncommitted lines of credit, letters of credit, guarantees and debt covenants.
In addition to the amounts available under the lines of credit, the Company has an automatic shelf registration statement on file with the SEC pursuant to which it may issue, offer and sell from time to time on a continuous or delayed basis any combination of securities in one or more offerings.

Off-Balance Sheet Arrangements
The Company’s off-balance sheet arrangements include the operating leases and unconditional purchase commitments disclosed in the “Liquidity and Capital Resources” section in the contractual obligations table as well as letters of credit and guarantees as discussed in Note 8, “Debt and Bank Credit Agreements and Leases,” in Exhibit 99.2 of this Form 8-K.

Critical Accounting Estimates
Management has evaluated the accounting policies used in the preparation of the financial statements and related notes presented in Exhibit 99.2 of this Form 8-K and believes those policies to be reasonable and appropriate. We believe that the most critical accounting estimates made in the preparation of our financial statements are those related to accounting for contingencies, under which we accrue a loss when it is probable that a liability has been incurred and the amount can be reasonably estimated, and to accounting for pensions, other postretirement benefits, goodwill and other identifiable intangible assets with indefinite lives because of the importance of management judgment in making the estimates necessary to apply these policies.
Contingencies, by their nature, relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss. The most important contingencies impacting our financial statements are those related to the collectability of accounts receivable, to environmental remediation, to pending, impending or overtly threatened litigation against the Company and to the resolution of matters related to open tax years. For more information on these matters, see Note 3, “Working Capital Detail,” Note 13, “Income Taxes” and Note 15, “Commitments and Contingent Liabilities” in Exhibit 99.2 of this Form 8-K.
Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates. The Company has established a process by which management reviews and selects these assumptions annually. See Note 14, “Pensions and Other Postretirement Benefits,” in Exhibit 99.2 of this Form 8-K for information on these plans and the assumptions used.
The discount rate used in accounting for pensions and other postretirement benefits is determined by reference to a current yield curve and by considering the timing and amount of projected future benefit payments. The discount rate assumption at December 31, 2012 and for 2013 is 4.05% for our U.S. defined benefit pension and other postretirement benefit plans. A change in the discount rate of 75 basis points, with all other assumptions held constant, would impact 2012 net periodic benefit expense for our defined benefit pension and other postretirement benefit plans by approximately $19 million and $9 million, respectively.
The expected return on plan assets assumption used in

accounting for our pension plans is determined by evaluating the mix of investments that comprise plan assets and external forecasts of future long-term investment returns. For 2012, the return on plan assets assumption for our U.S. defined benefit pension plans was 7.5%. This assumption will be lowered to 7.25% for 2013. A change in the rate of return of 75 basis points, with other assumptions held constant, would impact 2013 net periodic pension expense by approximately $24 million.
As discussed in Note 1, “Summary of Significant Accounting Policies,” in Exhibit 99.2 of this Form 8-K, the Company tests goodwill and identifiable intangible assets with indefinite lives for impairment at least annually by comparing the fair value of the reporting units to their carrying values. Fair values are estimated using discounted cash flow methodologies that are based on projections of the amounts and timing of future revenues and cash flows. Based on this testing, none of our goodwill or identifiable intangible assets with indefinite lives was impaired as of December 31, 2012.
As part of our ongoing financial reporting process, a collaborative effort is undertaken involving PPG managers with functional responsibility for financial, credit, environmental, legal, tax and benefit matters. The results of these efforts provide management with the necessary information on which to base their judgments on these contingencies and to develop the estimates and assumptions used to prepare the financial statements.
We believe that the amounts recorded in the financial statements in Exhibit 99.2 of this Form 8-K related to these contingencies, pensions, other postretirement benefits, goodwill and other identifiable intangible assets with indefinite lives are based on the best estimates and judgments of the appropriate PPG management, although actual outcomes could differ from our estimates.

Currency
The U.S. dollar weakened from year-end December 31, 2011 to year-end December 31, 2012, against certain currencies of the countries in which PPG operates, most notably against the Euro, the British pound sterling, Polish zloty, and the South Korean won. A $141 million increase in PPG consolidated net assets and shareholders equity resulted from translating PPG’s foreign denominated net assets to U.S. dollars at December 31, 2012, compared to December 31, 2011. Comparing exchange rates during 2012 to those of 2011, in the countries in which PPG operates, the U.S. dollar was generally stronger, particularly against the Euro, which had an unfavorable impact on full year 2012 pretax earnings related to continuing operations of approximately $40 million from the translation of these foreign earnings into U.S. dollars.
From December 31, 2010 to December 31, 2011, the U.S. dollar strengthened against the currencies of most of the countries in which PPG operates, most notably against the Euro, the Brazilian real, and the Polish zloty. A $188 million decrease in PPG consolidated net assets and shareholders equity resulted from translating PPG’s foreign denominated net assets to U.S. dollars at December 31, 2011, compared to December 31, 2010. However, during much of 2011, the U.S. dollar was weaker against the currencies of many countries in which PPG operates than it was in 2010, which had a favorable impact on 2011 pretax earnings related to continuing operations of approximately $40 million from the translation of these foreign earnings into U.S. dollars.
From December 31, 2009 to December 31, 2010, the U.S. dollar strengthened against the Euro, the Polish zloty, and the British pound sterling while at the same time it weakened against the Canadian and Australian dollar, the Chinese yuan, the South Korean won, and the Brazilian real, which had a nearly offsetting effect on the translation of the net assets of PPG’s operations denominated in non-U.S. currencies to the U.S. dollar. A $13 million decrease resulted from translating PPG’s foreign denominated net assets at December 31, 2010, compared to December 31, 2009. The impact of translating foreign pretax earnings from continuing operations into U.S. dollars was insignificant.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management’s Discussion and Analysis and other sections of this Annual Report contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance.
You can identify forward-looking statements by the fact that they do not relate strictly to current or historic facts. Forward-looking statements are identified by the use of the words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast” and other expressions that indicate future events and trends. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission. Also, note the following cautionary statements.
Many factors could cause actual results to differ materially from the Company’s forward-looking statements. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including litigation that could result if the proposed asbestos settlement does not become effective and the effect of the disposition of the Company's commodity chemical business. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and under Item 1A of PPG's Form 10-K for the fiscal year ended December 31, 2012 is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
This Annual Report also contains statements about PPG’s agreement to purchase the North American architectural coatings business of Akzo Nobel N.V. (the “Transaction”). Many factors could cause actual results to differ materially from the company’s forward-looking statements with respect to the Transaction, including the parties’ ability to satisfy the conditions to the closing of the Transaction; the parties’ ability to complete the Transaction on anticipated terms and schedule; risks relating to the ability of the parties to obtain regulatory approvals for the Transaction, any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management strategies for the management, expansion and growth of PPG’s coatings operations; PPG’s ability to integrate the North American architectural coatings business of Akzo Nobel N.V. after the closing and to achieve anticipated synergies; and the risk that disruptions from the Transaction will harm PPG’s business.
Consequences of material differences in the results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties, other factors set forth in Item 1A of PPG's Form 10-K for the fiscal year ended December 31, 2012 and similar risks, any of which could have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.